Exhibit 10.1

AMENDMENT NO. 2 TO THE AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

SHEPHERD’S FINANCE, LLC

In accordance with Section 14.09 of the Amended and Restated Limited Liability Company Agreement, as amended (the “Operating Agreement”), of Shepherd’s Finance, LLC (the “Company”), effective as of March 30, 2015, the Operating Agreement is hereby amended by this Amendment No. 2 thereto (this “Amendment”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Operating Agreement.

WHEREAS, a the Company and Members holding at least 60% of the outstanding Voting Units desire to amend the Operating Agreement to provide for the ability to appoint an additional Independent Manager to the Company’s Board

NOW THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Amendment to Operating Agreement

Section 8.2 of the Operating Agreement shall be deleted in its entirety and replaced with the following:

Section 8.02     Board Composition; Vacancies.

(a)         The Company and the Members shall take such actions as may be required to ensure that the Board at all times consists of at least four (4) Managers. Daniel M. Wallach, Kenneth Summers, Bill Myrick, and Eric Rauscher are designated as the current Managers. Daniel Wallach and Eric Rauscher are to serve terms of one year, and Kenneth Summers and Bill Myrick are to serve terms of two years and three years, respectively. Following such terms, the Managers shall be elected by the Voting Members to three-year staggered terms in accordance with this Section 8.02. The Board or Members holding at least a majority of the votes eligible to be cast by the then-outstanding Voting Units may increase or decrease the number of Managers from time to time, provided that no such decrease would terminate or shorten the term of office of any Manager then in office. At all times, a majority of the Managers must be persons who are not Members or Affiliates of any of the Members (the “Independent Managers”).

(b)         In the event that a vacancy is created on the Board at any time due to the death, Disability, retirement, resignation or removal of a Manager, or increase in the number of Managers, the Board or any Member may propose a nominee to fill such vacancy, with the election of a nominee to fill a vacancy requiring the action of Members holding at least a majority of the votes eligible to be cast by the then-outstanding Voting Units. The Company and each Member hereby agree to take such actions as may be required to ensure the election of a person to fill such vacancy on the Board.

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Continuation of Operating Agreement

The Operating Agreement and this Amendment shall be read together and shall have the same force and effect as if the provisions of the Operating Agreement and this Amendment were contained in one document. Any provisions of the Operating Agreement not amended by this Amendment shall remain in full force and effect as provided in the Operating Agreement immediately prior to the date hereof. In the event of a conflict between the provisions of this Amendment and the Operating Agreement, the provisions of this Amendment shall control.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Operating Agreement as of the 30 day of March, 2015.

The Company: Shepherd’s Finance, LLC

By: /s/ Daniel M. Wallach Name: Daniel M. Wallach Title: Chief Executive Officer

The Members: Daniel M. Wallach and Joyce S. Wallach

By: /s/ Daniel M. Wallach Name: Daniel M. Wallach By: /s/ Joyce S. Wallach Name: Joyce S. Wallach
2007 Daniel M. Wallach Legacy Trust
By: /s/ Daniel M. Wallach Name: Daniel M. Wallach Title: Trustee

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